STATE OF DELAWARE	Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ISECURETRAC CORP.

A corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST:  That at a meeting of the Board of Directors of iSecureTrac Corp. held on November 3, 2006, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for approval thereof by the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate if Incorporation of this corporation be amended by deleting the first paragraph of the Article thereof numbered “Article 4. Capital Stock” so that, as amended, said first paragraph of such Article shall be deleted and replaced in its entirety to read as follows:

The total number of shares of stock which the corporation shall have authority to issue is 80,000,000 consisting of 75,000,000 shares of Common Stock, $.001 par value per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”).

All other paragraphs of “Article 4. Capital Stock” shall remain unchanged.

SECOND:   That thereafter, pursuant to resolution of its Board of Directors, the holder of shares representing a majority in voting power of issued and outstanding shares of our capital stock, including all of the issued and outstanding shares of our Series C 8% Cumulative Compounding Exchangeable Preferred Stock, acting by written consent in lieu of a special meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware, approved the amendment.

THIRD:   That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:   That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said iSecureTrac Corp. has caused this certificate to be signed by David Vana, an Authorized Officer, on this 13th day of December, 2006.

By: \s\ David Vana
       Name: David Vana
       Title: Secretary